HOMESTAKE MINING COMPANY                    [HOMESTAKE LOGO HERE]




1999 Change of Control Severance Plan of Homestake Mining Company
(alternative I, applicable to persons who were participants in the Change of Control Severance Plan prior to May, 1998).

Date:


TO:

SUBJECT:  1999 Change of Control Severance Plan

     Homestake Mining Company ("Homestake" or the "Company") considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of Homestake and its Stockholders. In this connection, Homestake recognizes that the possibility of a change in control and the uncertainty and questions which it may raise among management may result in the departure or distraction of management personnel to the detriment of Homestake and its Stockholders. Accordingly, the Board of Directors of Homestake ("Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of Homestake management, including yourself, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of Homestake.

     As a result, the Board has adopted the 1999 Change of Control Severance Plan ("Severance Plan") which will provide you with financial support in the event Homestake undergoes a significant change of ownership or other change in control. The terms of the Severance Plan are set forth in this letter. If you accept the terms of the Severance Plan, you should acknowledge such by signing the Verification and Acceptance at the end of the letter. Your participation in the Severance Plan will begin effective as of the date your acceptance is received by Homestake and will terminate effective as of the date of your 65th birthday.

     1.   Events Entitling You to Benefits

     (a) No benefits will be payable under the Severance Plan unless there is a Change of Control (as defined below). You will become entitled to benefits under the Severance Plan if, within the two-year period following a Change of Control and prior to the date of your becoming age 65,

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          (i)  Your employment is terminated involuntarily
               for reasons other than death, disability or discharge for Good and Sufficient Cause (as defined below); or

          (ii) You voluntarily choose to terminate your employment for Good Reason (as defined below).

     (b) As used herein, "Change of Control" means any of the following events (except as specifically provided elsewhere):

          (i) Homestake or any of its Subsidiaries is a party to a consolidation or merger or other combination, or there is an acquisition by Homestake or any of its Subsidiaries of another corporation or entity or its assets, or there is any other corporate reorganization or acquisition transaction in which Homestake or any of its Subsidiaries is a participant, under the terms of which capital stock having less than 62.5% of the voting power in election of directors in Homestake or the resulting or surviving publicly held corporation or entity (if not Homestake) is held by the Stockholders of Homestake immediately preceding such event;

          (ii) At least 75% in fair market value of Homestake's assets are sold; or

          (iii)Capital stock having at least 25% in voting power in election of directors of Homestake is acquired by any one person or "group," as that term is used in Rule 13d-5 under the Securities
               Exchange Act of 1934.

For purposes of this clause 1(b), holders of Homestake Canada
Inc. Exchangeable Shares shall be deemed to be Stockholders of Homestake.

     (c) As used herein, voluntary termination by you of your employment for "Good Reason" means termination after a Change of Control of Homestake following the occurrence of one of the following events without your express written consent:

          (i) The assignment by Homestake to you of any duties inconsistent with your positions, duties, responsibilities, and status with Homestake immediately prior to the Change of Control, provided, however, that for purposes of this subclause 1(c)(i), the amount "50%" shall be substituted for "62.5%" in subclause 1(b)(i) above (definition of "Change of Control") and subclauses 1(b)(ii) and (iii) shall not apply;

          (ii) A material reduction in your
               responsibilities, titles, or offices as in effect immediately prior to the Change of Control, or any removal of you from or any failure to re-elect you to any such positions, except in connection with the involuntary termination of your employment for Good and Sufficient Cause, or as a result of your death, disability or retirement, or voluntary

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               termination by you for other than Good Reason;
               provided, however, that for purposes of this subclause 1(c)(ii), the amount "50%" shall be substituted for "62.5%" in subclause 1(b)(i) above (definition of "Change of Control");

          (iii)A reduction by Homestake in your base salary as in effect immediately prior to the Change of Control;

          (iv) If there has been a change in the principal executive office of Homestake to a location more than 50 miles from the location of the principal executive office of Homestake immediately prior to the Change of Control, the requirement by Homestake that you be based anywhere other than within a 50-mile radius of your location immediately prior to the Change of Control, except for required travel on the Company's business to an extent substantially consistent with your business travel obligations immediately prior to the Change of Control; provided, however, that this subclause 1(c)(iv) shall not apply if the new location at which you are to be based is as close to or closer to your principal residence than the prior location at which you were based;

          (v) The requirement by Homestake that you be based anywhere other than within a 50-mile radius of your location immediately prior to the Change of Control, except for required travel on the Company's business to an extent substantially consistent with your business travel obligations immediately prior to the Change of Control; provided, however, that for purposes of this subclause 1(c)(v), the amount "50%" shall be substituted for "62.5%" in subclause 1(b)(i) above (definition of "Change of Control") and subclauses 1(b)(ii) and (iii) shall not apply; and provided, further, that this subclause 1(c)(v) shall not apply if the new location at which you are to be based is as close to or closer to your principal residence than the prior location at which you were based;

          (vi) The failure by Homestake to continue in effect, or a change of your participation or benefits under, any bonus or incentive compensation plan, any employee benefit plan qualified under Section 401 (a) of the Internal Revenue Code of 1954, as amended from time to time (the "Code"), any stock ownership, stock purchase, stock option or other equity incentive plan, any life, health, accident, disability or similar plan providing welfare benefits or any plan or program of fringe benefits in which you are participating immediately prior to a Change of Control ("Existing Plans"), the effect of which would be to materially reduce the total value, in the aggregate, of your benefits under all Existing Plans and all amendments thereto and plans substituted therefor, as compared to your benefits under Existing Plans as they existed immediately prior to the Change of Control, or the failure by Homestake to provide you with the number of paid

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               vacation days to which you are entitled in
               accordance with Homestake's general vacation policy in effect immediately prior to the Change of Control; or

          (vii)The failure of Homestake to obtain the express assumption by any successor of Homestake's obligations under the Severance Plan, as contemplated in Section 3.

     (e) As used herein, "Good and Sufficient Cause" means any act of fraud or dishonesty, or conviction of a felony involving moral turpitude or your knowingly engaging in acts seriously detrimental to Homestake.

     2.   Severance Payment and Benefits Payable to You.

     (a) As the Severance Payment hereunder, you will be entitled to receive a lump sum cash payment equal to two [three*] times your highest "Annual Compensation" during the three calendar years immediately preceding the date of your termination. The lump sum cash payment shall be payable in full within 10 calendar days of the occurrence of the first event entitling you to benefits under the Plan. The foregoing notwithstanding, if, at the date of the occurrence of the first event entitling you to benefits under the Severance Plan, your age is greater than 63 [62*], then the amount of the lump sum cash payment payable to you shall be reduced by multiplying the amount otherwise payable by a fraction, (i) the numerator of which is the number of weeks (or part thereof) from the date of such first event until your 65th birthday and (ii) the denominator of which is the number "104" ["156"*].

     (b) You will be entitled to the continuation of the following benefits:

          (i)  Continuation of participation and coverage
               for a period of two [three*] years from the date of your termination, or until your 65th birthday if earlier, under all Homestake life, health, accident, disability or similar plans providing welfare benefits, and all fringe benefit plans and programs in which you are participating immediately prior to your termination of employment, under the same coverages and on the same terms as in effect immediately prior to the date of your termination (or in the case of your voluntary termination for Good Reason following a Change of Control as a result of a reduction in benefits, such coverages and terms as were in effect immediately prior to a Change of Control); provided, however, that if your continued participation is not possible under the general terms and provisions of such plans and programs, Homestake shall arrange to provide you with substantially similar benefits; and provided further, that, except as provided in such plans or in existing agreements, you will not have continued participation in Homestake's bonus plans, stock option, stock appreciation and share rights plans, or any other similar incentive based compensation plan or the plans and programs described in clause 2(c) below.
_________
*    Chief Executive Officer and Chief Operating Officer only.

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          (ii) Relocation assistance, to the extent not
               provided by another employer.

     (c) Benefit accruals under Homestake employee benefit plans qualified under Section 401(a) and 401(k) of the Code and under any supplemental retirement plan or executive supplemental retirement plan in which you are participating immediately prior to your termination shall cease as of the date of your termination. You will become entitled to payment of benefits, if any, under such plans in accordance with their terms.

     (d) Benefits payable under the Severance Plan will be in lieu of any severance pay benefits provided under any Homestake severance pay policy provided, however, that if Homestake has a severance pay policy that would apply to you in the absence of the Severance Plan that would permit payment of a greater amount than provided for in clause 2(a), then you will be entitled to receive that greater amount. In the event you have an outstanding employment agreement with Homestake in effect as of your date of termination and such agreement provides you with compensation and benefits which will continue during the period of time coincident with that covered by the Severance Plan, your benefits under the Severance Plan will be provided only to the extent they exceed the benefits under such agreement.

     (e) As used in clause 2(a), "Annual Compensation" includes: all regular base salary and performance bonuses paid under the Homestake Variable Pay Plan which are or would be reported on your Form W-2 for any calendar year; any pre-tax reductions of such compensation made at your election under a Section 401(k), Cafeteria, Deferred Income or similar plan; and any amount of cash bonus for such year under the Homestake Variable Pay Plan that has been foregone in lieu of restricted stock awards. "Annual Compensation" does not include: directors' fees; amounts resulting or relating to exercise of or vesting in stock options, stock appreciation rights or other restricted stock rights under stock option and share rights plans (including stock received on vesting of restricted stock awards received in lieu of cash bonuses foregone); relocation or signing bonuses; loan forgiveness amounts; tax gross-up payments; tax equalization payments; other fees and commissions; and any other payments (or deemed payments) to you and not described in the preceding sentence.

     3.   Successors

          As used herein, Homestake means Homestake (as defined above) and any successor to its business and/or assets.
Homestake will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Homestake by agreement to expressly assume Homestake's obligations under the Plan in the same manner and to the same extent that Homestake would be required to perform if no such succession had taken place.

     4.   Arbitration

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          Any controversy between you and Homestake involving the
construction or application of any of the terms, provisions, or conditions of this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, then in effect, and judgment on the award may be entered by any court having jurisdiction thereof.
The exclusive location of the arbitration shall be San Francisco, California. The expenses reasonably incurred by both parties in connection with arbitration, including attorney fees, shall be borne by Homestake.

     5.   Tax Gross-up

     (a) Sections 280G and 4999 of the Code imposes penalties on the payor and payee of certain "excess parachute payments." Very generally, "parachute payments" are amounts which are paid as a result of the change of control of a corporation and the present value of which equals or exceeds a threshold of three times the employee's average annual taxable compensation (excluding deferred compensation) for the five years preceding the year in which a change of control occurs. If the employee has been with Homestake, including predecessor or related entities, for less than five years, the employee's average annual compensation is that earned during the period of employment. If the threshold is exceeded, "parachute payments" which exceed one times your average annual taxable compensation for the five-year period preceding the change of control will be deemed "excess parachute payments" which are (i) not deductible by the payor corporation, and (ii) subject the payee to a non-deductible excise tax equal to 20% of the payment.

     (b) The IRS has proposed regulations which define a "change of control." Some or all of the events which constitute a Change of Control for purposes of the Severance Plan also constitute a change of control under the regulations. In the event a Change of Control occurs which also constitutes a change of control under the IRS regulations, you will be subject to the non-deductible excise tax if your benefits under the Severance Plan, together with any other amounts that are deemed to be conditioned on a change of control, equal or exceed the threshold amount.

     (c) If you are subject to the excise tax, you will be entitled to receive a "gross-up payment" in an amount sufficient to pay the excise tax, the taxes (including the excise tax) on the gross-up payment, and any related interest and penalties. Whether you are subject to the excise tax and the amount of the gross-up payment shall be determined by a law firm, a certified public accounting firm, and/or a firm of recognized executive compensation consultants selected by Homestake (the "Consultant"). Determinations of the Consultant shall be binding upon you and Homestake. Unless the Consultant concludes that a contrary method is clearly preferable, the gross-up payment shall be calculated on the assumption that you are subject to tax at the sum of the maximum marginal tax rates applicable to the state of your residence, with no adjustment for the amount of your income, for the deduction of state taxes on a federal return, for the deduction of federal tax on a state return, for the loss of itemized deductions or exemptions, or for any other purpose, and Homestake shall make the gross-up payment in a lump sum within 10 days of receipt of the Consultant's determination. For example, the rate applicable to a California

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resident in 1998 would be
70.35% (39.6% federal income tax, plus 20% excise tax, plus 1.45% federal Medicare tax, plus 9.3% California income tax). The Consultant shall provide you and Homestake with a written notice of the amount of the excise taxes that you are required to pay and the amount of the gross-up payment, including any necessary calculations in support of its conclusions. Homestake shall pay all fees and expenses of the Consultant.

     (d) You agree to notify Homestake in writing within five days if the Internal Revenue Service takes the position that the amount of excise tax paid by you was incorrect. Homestake has the right to challenge any excise tax determinations made by the Internal Revenue Service, and you must cooperate fully with Homestake in connection with any such challenge. Homestake shall control any such challenge and shall bear all costs associated with the challenge. After Homestake has exhausted the rights to challenge the determination or indicated that it intends to concede or settle the excise tax determination, the gross-up payment will be recalculated by the Consultant to reflect the actual excise taxes and any related interest and penalties. Homestake will pay you any deficiency in the gross-up payment and any related interest and penalties payable (or will you return to Homestake any excess gross-up payment and any interest received thereon) within 10 days of receipt of the revised calculations from the Consultant.

     6.   Termination of Prior Plan and Rights Thereunder.

     (a) Upon execution and delivery of this Agreement by Homestake and you, this Severance Plan and Agreement supercedes and replaces the prior severance plan and Agreement between Homestake and you dated as of _________________, as heretofore amended from time to time (collectively "Prior Severance Plan"), and all rights that you may have under that Prior Severance Plan are terminated.

     (B) WITHOUT LIMITING THE GENERALITY OF CLAUSE 6(A), YOU SPECIFICALLY UNDERSTAND AND AGREE THAT, UPON EXECUTION AND DELIVERY OF THIS AGREEMENT BY HOMESTAKE AND YOU, THE 1998 ACQUISITION BY HOMESTAKE OF PLUTONIC RESOURCES LIMITED, A NEW SOUTH WALES COMPANY, WILL CEASE TO BE A "CHANGE OF CONTROL" FOR ANY AND ALL PURPOSES OF ALL SEVERANCE PLANS, THE HOMESTAKE EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN, STOCK OPTIONS, STOCK APPRECIATION RIGHTS AND OTHER RESTRICTED STOCK RIGHTS UNDER STOCK OPTION AND SHARE RIGHTS PLANS (INCLUDING STOCK RECEIVED ON VESTING OF RESTRICTED STOCK AWARDS RECEIVED IN LIEU OF CASH BONUSES FOREGONE), AND ALL OTHER EMPLOYEE BENEFIT PLANS OF HOMESTAKE AND ITS SUBSIDIARIES. YOU UNDERSTAND AND ACKNOWLEDGE THAT YOU ARE WAIVING AND GIVING UP POTENTIALLY VALUABLE RIGHTS UNDER THE PRIOR SEVERANCE PLAN IN RESPECT OF THE ACQUISITION BY HOMESTAKE OF PLUTONIC RESOURCES LIMITED, INCLUDING BUT NOT LIMITED TO THE RIGHT TO RECEIVE SEVERANCE PAY AND OTHER BENEFITS SHOULD YOUR EMPLOYMENT BE TERMINATED INVOLUNTARILY FOR REASONS OTHER THAN DISCHARGE FOR GOOD AND SUFFICIENT CAUSE (AS DEFINED IN THE PRIOR SEVERANCE AGREEMENT) OR SHOULD YOU VOLUNTARILY CHOOSE TO TERMINATE YOUR EMPLOYMENT FOR GOOD REASON (AS DEFINED IN THE PRIOR SEVERANCE AGREEMENT).

     7.   General Provisions

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     (a)  No provision in the Severance Plan shall be construed to guarantee continued employment by Homestake for any specified period of time, or to impair or interfere with Homestake's right to dismiss its employees.

     (b) You will be entitled to reimbursement by Homestake of all reasonable expenses, including attorney's fees, incurred by you in enforcing the provisions of the Severance Plan.

     (c)  For purposes of the Severance Plan, "Subsidiary" of
Homestake means any corporation or other entity that is controlled by Homestake.

     (d) All payments are subject to applicable withholding taxes and income taxes.

     8.   Administration and Interpretation

     (a) This Severance Plan is intended to qualify for exemption from Parts II, III and IV of the Employee Retirement Income Security Act of 1974, as amended, as a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of such Act, and shall be so interpreted.

     (b) The Severance Plan shall be administered by the Compensation Committee of the Board ("Committee"). The Committee shall have the discretion and authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Severance Plan and decide or resolve any and all questions including interpretations of the Severance Plan, as may arise in connection with the Severance Plan.

     (c) In the administration of the Severance Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and may, from time to time, consult with counsel who may be counsel to Homestake.

     (d) The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Severance
Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding..

     (e) Homestake shall indemnify and hold harmless each member of the Committee against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Severance Plan, except in the case of willful misconduct by that member.

     (f) To enable the Committee to perform its functions, Homestake shall supply full and timely information to the Committee on all matters relating to your compensation, the date and circumstances of the termination of your employment, and such other pertinent information as the Committee may reasonably require.

     (g) If you believes that you are entitled to a benefit or greater benefit as the case may be, under the Severance Plan, you may submit a signed, written application to the Committee within 90


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days of having been denied such benefit.  You will generally be notified of the approval or denial of this application within 90 days of the date that the Committee receives the application. If the claim is denied, the denial will state specific reasons for the denial and you will have 60 days to file a signed, written request for a review of the denial with the Committee. This request should include the reasons for requesting a review, facts supporting the request and any other relevant comments.
The Committee, operating pursuant to its discretionary authority to administer and interpret the Severance Plan and to determine eligibility for benefits under the terms of the Severance Plan, will generally make a final, written determination of your eligibility for benefits within 60 days of receipt of the request for review.

     Please indicate your acceptance of the terms of the Severance Plan by signing one copy of this letter and returning it to me in the enclosed envelope. The second copy is for your own records.

                              Sincerely,

                              HOMESTAKE MINING COMPANY


                              By ______________________________



                  VERIFICATION AND ACCEPTANCE

          I have read the foregoing letter and understand that the 1999 Change of Control Severance Plan set out above ("Severance Plan") defines the entire obligation of Homestake with respect to the benefits identified above and is limited to those benefits. I understand that the Severance Plan modifies Homestake's obligations under Homestake's general severance pay policy in the manner described above and that the opportunity to receive the special benefits provided under the Plan represents valuable consideration for this modification. I ALSO UNDERSTAND THAT BY ACCEPTING AND AGREEING TO THE SEVERANCE PLAN I WAIVE AND GIVE UP VALUABLE RIGHTS UNDER THE PRIOR SEVERANCE PLAN AND AGREEMENT BETWEEN HOMESTAKE AND ME DATED AS OF ________________, AS HERETOFORE AMENDED FROM TIME TO TIME (COLLECTIVELY THE "PRIOR SEVERANCE PLAN"). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, I SPECIFICALLY UNDERSTAND AND AGREE THAT, UPON EXECUTION AND DELIVERY OF THIS AGREEMENT BY HOMESTAKE AND ME, THE 1998 ACQUISITION BY HOMESTAKE OF PLUTONIC RESOURCES LIMITED, A NEW SOUTH WALES COMPANY, WILL CEASE TO BE A "CHANGE OF CONTROL" FOR ANY AND ALL PURPOSES OF THE PRIOR SEVERANCE PLAN. I enter into this agreement in recognition that the Severance Plan provides other valuable benefits that I do not have under the Prior Severance Plan. I accept the terms of the Severance Plan.



Date:_____________           __________________________________

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